ATHENS BANCSHARES CORPORATION REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED MARCH 31, 2014

Athens, Tennessee, April 30, 2014, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its financial results for the three months ended March 31, 2014.  The Company’s net income for the three months ended March 31, 2014 was $660,000 or $0.37 per diluted share, compared to net income of $556,000 or $0.26 per diluted share for the same period in 2013.

Results of Operations – Three Months Ended March 31, 2014 and 2013

Net interest income after provision for loan losses increased $107,000 or 3.79%, to $2.9 million for the three months ended March 31, 2014 compared to $2.8 million for the three months ended March 31, 2013.  Interest income decreased $96,000 when comparing the two periods as the average yield on interest-earning assets decreased from 5.18% for the three months ended March 31, 2013 to 4.95% for the comparable period in 2014. The average balance of interest earning assets increased from $272.2 million for the three months ended March 31, 2013 to $277.5 million for the comparable period in 2014.  Interest expense decreased $94,000 when comparing the two periods as the average cost of interest bearing liabilities decreased from 1.01% for the three months ended March 31, 2013 to 0.82% for the comparable period in 2014.  The average balance of interest-bearing liabilities increased from $225.0 million to $232.4 million when comparing the same two periods.  The provision for loan losses decreased $109,000, from $135,000 for the quarter ended March 31, 2013 to $26,000 for the quarter ended March 31, 2014.

Non-interest income decreased $19,000 when comparing the two periods.  The decrease was primarily due to a decrease in income related to the sale of mortgage loans on the secondary market and a reduction in income from Valley Title Services, LLC, partially offset by increases in investment sales commissions and other deposit-related fees.

Non-interest expense decreased $74,000 when comparing the two periods.  The decrease was primarily due to decreases in other operating expenses and data processing expenses.  These decreases were the result of certain one-time costs from the Bank’s conversion to a new core processing system incurred in 2013, which were not repeated in 2014.

Income tax expense for the three months ended March 31, 2014 was $336,000 compared to $278,000 for the same period in 2013 primarily as a result of higher pre-tax income in the 2014 period.

Total assets increased $9.1 million to $303.9 million at March 31, 2014, compared to $294.8 million at December 31, 2013.  The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at March 31, 2014.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED MARCH 31,
	2014	2013
Operating Data:
Total interest income	$3,431	$3,527
Total interest expense	474	568

Net interest income	2,957	2,959
Provision for loan losses	26	135
Net interest income after provision for loan losses	2,931	2,824

Total non-interest income	1,228	1,247
Total non-interest expense	3,163	3,237

Income before income taxes	996	834
Income tax expense	336	278

Net income	$660	$556

Net income per share, basic	$0.39	$0.27
Average common shares outstanding, basic	1,709,257	2,094,039
Net income per share, diluted	$0.37	$0.26
Average common shares outstanding, diluted	1,808,832	2,177,931

Performance ratios:
Return on average assets (annualized)	0.89%	0.76%
Return on average equity (annualized)	6.39	4.75
Interest rate spread	4.13	4.17
Net interest margin	4.26	4.35

	AS OF	AS OF
	MARCH 31, 2014	DECEMBER 31, 2013
FINANCIAL CONDITION DATA:
Total assets	$303,887	$294,812
Gross loans	231,300	230,638
Allowance for loan losses	4,390	4,432
Deposits	258,805	248,172
Securities sold under agreements to repurchase	817	1,304
Total liabilities	263,656	253,704
Stockholders’ equity	40,231	41,108

Non-performing assets:
Non-accrual loans	$4,193	$4,043
Accruing loans past due 90 days	31	47
Foreclosed real estate	573	413
Other non-performing assets	7	8

Troubled debt restructurings (1)	$4,055	$4,134

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.90%	1.92%
Allowance for loan losses as a percent of non-performing loans	103.93	108.36
Non-performing loans as a percent of total loans	1.83	1.77
Non-performing loans as a percent of total assets	1.39	1.39
Non-performing assets and troubled debt restructurings as a percentage of total assets	2.71	2.71

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	17.03%	17.01%
Tier 1 capital (to risk-weighted assets)	15.77	15.74
Tier 1 capital (to adjusted total assets)	10.75	10.84

(1)  Troubled debt restructurings include $626,000 and $670,000 of non-accrual loans at March 31, 2014 and December 31, 2013, respectively, which are also included in non-accrual loans at the respective dates.

CONTACT:         Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111